                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0362 /
                                                / Expires:  February 1, 1994   /
                                                / Estimated average burden     /
                                                / hours per response...... 1.0 /
                                                /------------------------------/

+--------+
| FORM 5 |              U. S. SECURITIES AND EXCHANGE COMMISSION
+--------+                       Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

    O'Dowd                          Joseph
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Lakeland Bancorp, Inc.
    250 Oak Ridge Road
    ----------------------------------------------------------------------------
                                   (Street)

    Oak Ridge                      New Jersey                        07438
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

    ----------------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol

    Lakeland Bancorp, Inc.

    ----------------------------------------------------------------------------
3.  IRS or Social Security Number of Reporting Person (Voluntary)
    ###-##-####

    ----------------------------------------------------------------------------
4.  Statement for Month/Year   12/31/00

    ----------------------------------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)   Dec-99

    ----------------------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director              [_] 10% Owner

    [_] Officer               [X] Other
      (Title below)           (Specify below)

          0.11%
    -------------------

-------------------------------------------------------------------------------
Table - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-     7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship          of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:         direct
                                (Month/      (Instr. 8)                                 Owned at            Direct        Bene-
                                Day/                                                    End of              (D) or        ficial
                                Year)                                                   Issuer's            Indirect      Owner-
    Lakeland Bancorp Inc.                               ------------------------------     Fiscal Year         (I)           ship
                                                        Amount  (A) or (D) Price       (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common                        02/15/00        DRP           1       A      $12.5000                             D             *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        05/15/00        DRP           2       A      $11.1190                             D             *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        08/15/00        DRP           2       A      $11.7140                             D             *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00        S/D          13       A      $10.5360                             D             *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00        DRP           1       A      $10.9258               276           D             *1
------------------------------------------------------------------------------------------------------------------------------------
Common                        02/15/00        DRP          78       A      $12.5000                             I             *2
------------------------------------------------------------------------------------------------------------------------------------
Common                        05/15/00        DRP          87       A      $11.1190                             I             *2
------------------------------------------------------------------------------------------------------------------------------------
Common                        08/15/00        DRP          83       A      $11.7140                             I             *2
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00        S/D         656       A      $10.5360                             I             *2
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/15/00        DRP          96       A      $10.9258             13882           I             *2
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
------------------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

J. O'Dowd
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion or    3. Transaction      4. Transaction         5. Number of Derivative
    Security (Instr. 3)               Exercise Price      Date (Month/        Code (Instr. 8)        Securities Acquired (A)
                                      of Derivative       Day/Year)                                  or Disposed of (D)
                                      Security                                                       (Instr. 3, 4, and 5)

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option
Right to Purchase                     9.38                2/9/00                A                      25,000         __
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
* Stock Option was granted pursuant to Company's 2000 Equity Compensation program and vests in 20% annual installments beginning on the grant date
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exercisable    7. Title and Amount of            8. Price of      9. Number of         10. Ownership      11. Nature
   and Expiration         Underlying Securities             Derivative       Derivative            of Derivative      of Indirect
   Date (Month/Day/       (Instr. 3 and 4)                  Security         Securities            Security:          Beneficial
   Year)                                                    (Instr. 5)       Bene-ficially         Direct (D) or      Ownership
                                                                             Owned at End          Indirect (1)       (Instr. 4)
                                                                             of Year               (Instr. 4)
                                                                             (Instr. 4)
 --------------------------------------------
 Date          Expira-              Amount or
 Exer-         tion         Title   Number of
 cisable       Date                 Shares

------------------------------------------------------------------------------------------------------------------------------------
   *           2/8/10       Common      25,000               ---              25,000                   D                     ---
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
------------------------
*1 - Solely owned by J. O'Dowd
*2 - Owned by Joseph and Patricia O'Dowd, wife of Joseph

CODES:
 DRP - Dividend Reinvestment Plan
 S/D - Stock Dividend

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note:  File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.


       /s/ Joseph O'Dowd                    1/12/00
       --------------------------------  -----------------
       **Signature of Reporting Person        Date